Exhibit 10.1





                                 STOCK PURCHASE
                               AND SALE AGREEMENT



            THIS STOCK PURCHASE AND SALE AGREEMENT ("the Agreement") is entered into as of this 7th day of October, 2002 by and between SUTTER HOLDING COMPANY, INC., a Delaware corporation ("Seller") and Third Half Millenium Company, Inc., an Illinois Corporation ("Buyer").

            WHEREAS, Buyer has agreed to purchase from Seller 100% of the capital stock of SSI Securities ("SSI") as provided in this Agreement.

             NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

Agreement
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         1.  Purchase Price. Buyer hereby agrees to purchase from Seller, and
Seller hereby agrees to sell to Buyer, all of the capital stock of SSI for aggregate consideration in the amount of $1.00 (the "Transaction").

         2. Allocation of Distributions and Dividends. Upon closing of the Transaction, Buyer shall be entitled to any and all dividends and distributions earned by virtue of its ownership of SSI. Provided, however, that Seller shall be entitled to receive 50% of any monies collected by SSI from its former employees or customers after satisfaction of any and all debts or other liabilities now or hereafter outstanding, if any.

         3. Management. Upon closing of the Transaction, Buyer shall be entitled to nominate all of SSI's directors. Other than Arnold Roseman, SSI shall have no employees or directors at closing. It is anticipated that Arnold Roseman will continue to serve in the capacity of Chief Financial Officer of SSI during a transitional period subsequent to closing. Seller also agrees to provide Buyer with assistance in transferring title to bank accounts and other assets, as well as any other administrative assistance as may be reasonably necessary to complete the Transaction, for a period of three months from the date of this Agreement.


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         4.  Capital Contribution. To induce Buyer to enter into this Agreement and to perform its obligations under Section 5.4 hereunder, Seller will cause SSI to have cash balances of at least $20,000 within five business days of Closing. After Closing, Seller shall have no obligation for further capital contributions to SSI, nor any obligations to SSI or Buyer of any sort, other than the transitional services described in Section 3 above.

         5. Representations and Warranties of Buyer. In connection with this Agreement and the acquisition of SSI hereunder, Buyer represents and warrants to Seller that:

                  (1) Buyer understands that SSI is insolvent and its liabilities greatly exceed its assets, and there is substantial doubt about SSI's ability to continue as a going concern;

                  (2) SSI's financial statements are not audited. Although Seller believes SSI's financial statements fairly represent its financial condition, there can be no guarantee that its financial statements are accurate;

                  (3) Buyer is a sophisticated investor capable of understanding the risks involved in the purchase of SSI;

                  (4) Buyer will undertake to collect any amounts owed to SSI from its former employees, clients, or any other parties, for the benefit of SSI and its creditors.


         6. Representations and Warranties of Seller. In connection with this Agreement and the sale of SSI hereunder, Seller represents and warrants to Buyer that:

                  (1) Organization. Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware.

                  (2) Corporate Power. Seller has all requisite corporate power to execute and deliver this Agreement and to carry out and perform its obligation under the terms of this Agreement, and the person executing this Agreement has the requisite authority to do so.

                  (3) Authorization. All corporate action of the Seller, its directors and shareholders necessary for the authorization, execution, delivery, and performance of this Agreement and the performance of its respective obligations hereunder, including the transfer and delivery of the SSI shares has been taken or will be taken prior to closing of the Transaction.


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         7.       Miscellaneous.

                  (a) Binding Agreement; Further Assurances; Enforceablility of Terms. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement except as expressly provided in this Agreement. Each party shall execute such other and further documents, and take such other and further actions as are reasonably necessary to carry out the intents and purposes of this Agreement and the Transaction Documents, without notice and additional consideration. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision of the remaining provisions of this Agreement.

                  (b) Governing Law. This Agreement shall be governed by and construed under the laws of the State of California.

                  (c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (d) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  (e) Modification; Waiver. No modification or waiver of any provision of this Agreement, or delay in enforcing any right or remedy, or consent to departure therefrom shall be effective unless in writing and approved by the parties.


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                  (f)  Notices. All notices and other communications with
respect to this Agreement shall be in writing, and delivered by U.S. mail if to Buyer; at:
                    Third Half Millenium Company
                    910 West Van Buren Ave., #321
                    Chicago, IL 60607

               if to Seller; at:
                    Sutter Holding Company, Inc.
                    150 Post Street, Suite 405
                    San Francisco, CA 94108
                    Phone:  415-788-1444
                    Fax:  415-788-1515
                    Attn: Robert Dixon

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                      THIRD HALF MILLENIUM CO. INC.


                                      By:______________________________
                                         David Sanderson
                                         President



                                      SUTTER HOLDING COMPANY, INC.


                                      By:_____________________________
                                         Robert E. Dixon
                                         Chief Executive Officer